Exhibit 99.1


  Revlon Announces Plans to Refinance 8 5/8% Senior Subordinated Notes due 2008



NEW YORK-- (BUSINESS WIRE)--Dec. 4, 2007--Revlon, Inc. (NYSE: REV), announced today that MacAndrews & Forbes Holdings Inc. (together with its affiliates, "MacAndrews & Forbes"), Revlon's majority stockholder, which is wholly-owned by Ronald O. Perelman, has agreed to provide Revlon, Inc.'s wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), with a $170 million Senior Subordinated Term Loan. RCPC will use the proceeds of such term loan to repay in full the $167.4 million remaining aggregate principal amount of its 8 5/8% Senior Subordinated Notes, which mature on February 1, 2008, and to pay fees and expenses incurred in connection with such transaction. RCPC expects to close and fund the $170 million Senior Subordinated Term Loan on February 1, 2008.

The $170 million Senior Subordinated Term Loan from MacAndrews & Forbes will bear interest at the rate of 11% per annum, which will be payable quarterly in cash, and will be unsecured and subordinated to RCPC's senior debt, with a final maturity of August 1, 2009.

MacAndrews & Forbes beneficially owns approximately 57% of the Company's outstanding Class A common stock, 100% of the Company's Class B common stock and 60% of the Company's combined outstanding shares of Class A and Class B common stock, which together represent approximately 74% of the combined voting power of such shares.

About Revlon
Revlon is a worldwide cosmetics, skincare, fragrances, beauty tools, hair color, anti-perspirants/deodorants and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

Forward-Looking Statements
Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of the Company, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the Company's ongoing obligations under U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic, industry or cosmetic category conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including RCPC's plans to consummate the $170 million Senior Subordinated Term Loan and to use the proceeds to repay in full all of the outstanding 8 5/8% Senior Subordinated Notes. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2007 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as difficulties, delays, unexpected costs associated with or the inability of RCPC to consummate, in whole or in part, the proposed transaction or to repay in full all of the outstanding 8 5/8% Senior Subordinated Notes. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

SOURCE: Revlon, Inc.

Investor Relations & Media Contact:
Abbe F. Goldstein, CFA
212-527-6465